FIRST AMENDMENT TO THE
AVON PRODUCTS, INC. 2013-2017 EXECUTIVE INCENTIVE PLAN
THIS FIRST AMENDMENT is made to the Avon Products, Inc. 2013-2017 Executive Incentive Plan by AVON PRODUCTS, INC., a corporation duly organized and existing under the laws of the State of New York (the “Company”).
INTRODUCTION
The Company maintains the Avon Products, Inc. 2013-2017 Executive Incentive Plan (the “Plan”). The Company now wishes to amend the Plan to modify the definition of “Committee”. Such amendment would be effective as of March 1, 2016 for awards outstanding under the Plan on or after such date.
AMENDMENT
NOW, THEREFORE, the Company hereby amends the Plan, effective as of March 1, 2016, as follows:
1. By replacing the definition of “Committee” under Section II with the following:
“Committee” means the (i) Compensation and Management Development Committee of the Board or (ii) to the extent required to comply with Section 162(m) of the Code, a subcommittee of the Compensation and Management Development Committee of the Board consisting of two or more members, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code.”

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this First Amendment.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on the date set forth below.

AVON PRODUCTS, INC.
Dated: March 1, 2016	By: Title:

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